Exhibit 99.1

CAREER EDUCATION ANNOUNCES INTENT TO DIVEST LE CORDON BLEU COLLEGES OF CULINARY ARTS

Schaumburg, Ill. (December 18, 2014) – Career Education Corporation (NASDAQ: CECO) today announced that it has retained investment bank Parchman, Vaughan & Company, LLC to pursue the divestiture of its Le Cordon Bleu North America colleges of culinary arts. The decision to pursue the divestiture was the result of an ongoing portfolio review that Career Education has undertaken to evaluate the strategic direction of the company.

Built on the French culinary tradition and affiliated with the original school in Paris, Le Cordon Bleu North America is a well-renowned brand in the hospitality industry. It offers hands-on educational programs in culinary arts, as well as patisserie and baking, to students at 16 campuses located in cities across the United States. It also provides online programs in culinary arts and hotel and restaurant management. Le Cordon Bleu students learn under the guidance of experienced chef instructors using high quality ingredients in well-equipped commercial-grade kitchens.

“We are proud of our Le Cordon Bleu culinary colleges and remain committed to the success of students who attend them, but we believe that it is in the best interest of all involved to identify a new owner who can make a larger investment in order to expand the schools and their offerings. We know that the Le Cordon Bleu brand is highly regarded and in selling the institutions, we plan to maximize shareholder value, maximize the student experience and maximize professional opportunities for staff,” President and CEO Scott W. Steffey said. “This divestiture will allow us to reallocate funds across our portfolio, adding flexibility to our balance sheet as we look to position Career Education for growth in 2015 and beyond.”

Le Cordon Bleu North America’s financial results are reported in the Culinary Arts segment of Career Education Corporation’s Career Schools group. For the fiscal year ended December 31, 2013, Culinary Arts recorded total revenues of $177.5 million. As of September 30, 2014, total student enrollment in Culinary Arts was 10,100 students.

ABOUT CAREER EDUCATION CORPORATION

The colleges, institutes and universities that are part of the Career Education Corporation (“CEC”) family of schools offer high-quality education to a diverse student population in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. Through its online and ground-based campuses located throughout the United States, Career Education serves students in career-focused programs that lead to diplomas and certificates as well as degrees at the associate, bachelor’s, master’s and doctoral levels.

Career Education’s University group includes American InterContinental University (“AIU”) and Colorado Technical University (“CTU”), institutions designed to meet the unique needs of today’s busy non-traditional student, most of whom attend online, with a small proportion enrolled at the ground campuses in Atlanta, Texas, Florida, South Dakota and Colorado. The Career Schools group offers career-centered educational programs primarily through ground-based campuses and includes Briarcliffe College, Brooks Institute, Harrington College of Design, Le Cordon Bleu North America (“LCB”), Missouri College and Sanford-Brown Colleges (“SBI” and “SBC,” respectively). Through its colleges, institutes and universities, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

A detailed listing of individual campus locations and web links to Career Education’s colleges, institutes and universities can be found at www.careered.com.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “believe,” “plan,” “will,” “look to” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: uncertainties regarding the successful completion of the divestiture of the Le Cordon Bleu culinary colleges, such as the level of buyer interest, the amount of proceeds offered and required regulatory approvals; declines in enrollment; rulemaking by the U.S. Department of Education or any state and increased focus by Congress, the President and governmental agencies on for-profit education institutions; our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act of 1965, as amended, and the regulations thereunder (including the “90-10 Rule” and financial responsibility and student loan default rate standards prescribed by the U.S. Department of Education), as well as national and regional accreditation standards and state regulatory requirements; our ability to successfully defend litigation and other claims brought against us; and changes in the overall U.S. or global economy. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its subsequent filings with the Securities and Exchange Commission.

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CONTACT

Investors:

Alpha IR Group

Chris Hodges or Sam Gibbons

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

Mark Spencer

Director, Corporate Communications

(847) 585-3802

Source: Career Education Corporation